EXHIBIT 99.1

All Entertainment Media Group and All For One Media Corp. Announce they have Entered into an Agreement and Plan of Merger.

NEW YORK, April 25, 2023 /PRNewswire/ All Entertainment Media Group, Inc. (AEMG) and All For One Media Corp. (OTC-PINK: AFOM) (“AIl For One Media”, “AFOM”, All for One Media, Inc. (AFOM) today jointly announced that they have entered into an Agreement and Plan of Merger to create a dynamic multimedia entertainment company with a diverse range of assets and capabilities.

Jeffrey Burton, CEO of AEMG, expressed his excitement about the merger, saying, “This merger is a significant milestone for our company, and we believe that it will enable us to create even more innovative and engaging entertainment experiences for our audiences.”

Todd Napolitano, President of AEMG, added, “We are thrilled about the potential of this merger and the opportunities it presents to expand our reach and capabilities. We look forward to working with the talented team at AFOM and to exploring new ways to engage audiences and build value for our shareholders.”

Brandon Steiner, Legendary sports memorabilia executive, media personality and advisor to AEMG, shared his positive outlook for the merger, stating, “I believe that this merger will enable us to create a truly innovative and dynamic entertainment company that can deliver value to our shareholders and audiences alike. I look forward to following the progress of this exciting new venture.”

Brian Lukow, CEO of AFOM, expressed his enthusiasm for the partnership, stating, “We are excited to join forces with AEMG and to create a dynamic multimedia entertainment company. We believe that the combined strengths and expertise of our two companies will enable us to deliver a truly exceptional entertainment experience to audiences around the world.”

AFOM is a publicly traded company that has been producing content for over 10 years under the leadership of the creator of Dream Street and Drama Drama. The company is excited about the opportunity to work with AEMG to create even more engaging and innovative entertainment experiences.

Upon completion of the merger, the Board of Directors of AEMG will consist of five members acceptable to AEMG, including Jeffrey Burton (CEO), Todd Napolitano (President), Brandon Steiner, as well as one additional member acceptable to AEMG. The company will continue to operate as a “smaller reporting company” in accordance with SEC regulations.

The completion of the merger is subject to customary closing conditions and regulatory approvals. The newly merged company will continue to operate under the name All Entertainment Media Group, Inc.

For more information about All Entertainment Media Group, Inc.

Phone: 888-245-2479

Email: info@aemgworldwide.com

Web: https://www.aemgworldwide.com

For more information about All For One Media Corp.

Contact: Brian Lukow

Phone: 914 574-6174

Email: Brian@Entbrands.com

SOURCE All Entertainment Media Group

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